Exhibit 10.23

July 24, 2003

Brian Crowley

7901 228th St. SE

Woodinville, WA  98072

Dear Brian:

It is with great pleasure that I inform you that the Board of Directors has unanimously elected to promote you to President and Chief Executive Officer of BSQUARE Corporation, including a position on the Board of Directors.  The effective date of this appointment is on July 25, 2003.

You will continue to be an exempt employee and ineligible for overtime.  BSQUARE’s pay periods remain bi-weekly.  Your initial salary as President and CEO will be $200,000 on an annualized basis.  Performance reviews are generally conducted on an annual basis, and you may be given salary adjustments, based on performance, at the discretion of the Board of Directors.  Your employee benefits will continue to be determined by the terms of BSQUARE’s personnel policies and its sponsored employee benefits plans, which may be revised by BSQUARE from time-to-time.

BSQUARE Corporation is also pleased to grant you additional options to purchase 300,000 shares of BSQR stock (one-eighth vesting quarterly, over a two-year period), strike price to be fair market value of BSQR stock at close of market on July 24, 2003.  The terms of this award are subject to our Stock Option Plan and the Stock Option Agreement you will sign.

You will continue to be employed at will and terminable with or without cause or prior notice.  However, if BSQUARE Corporation terminates your employment when neither  “cause” nor “long term disability” exists, and provided that you release BSQUARE Corporation and its agents from any and all employment-related claims in a signed, written release satisfactory in form and substance to BSQUARE Corporation, BSQUARE Corporation shall pay you a consideration payment as follows:

BSQUARE Corporation shall pay to you severance equal to six months of your then annual base salary.  If BSQUARE Corporation gives you at least a full month’s advance notice of termination, however, the severance payments shall be reduced by one month’s salary for each full month of advance termination notice given.  These severance payments shall be paid out at the rate of your final base salary on regular payroll days post termination, subject to legally required and any individually agreed upon payroll deductions.  During this period, you would not be considered an employee and would therefore receive no Paid Time Off accrual, nor would you be entitled to benefits under BSQUARE’s health and welfare plans or retirement savings plan as an active employee.  Also during this period, your stock options will continue to vest until the final payment is made.  You will have ninety days from the date final payment is made in which to exercise any vested options, and any non-vested options would terminate as of the date final payment is made.

For purposes of the severance provision indicated above, “cause” is defined on attachment A hereto, and “long term disability” is defined in our sponsored Long Term Disability group insurance plan.

Please signify your acceptance of this promotion and these updated employment terms (which replace and supercede the prior terms) by signing a copy of this letter and returning one copy to Caprice Pine in Human Resources.

On behalf of BSQUARE Corporation, I hope you accept this promotion.  If you have any questions or concerns, please feel free to contact me.

Sincerely,		Accepted by:

/s/ William T. Baker	7/24/03	/s/ Brian T. Crowley	7/24/03
William T. Baxter	Date	Brian T. Crowley	Date
CEO and President
BSQUARE CORPORATION

ATTACHMENT A

For purposes of this agreement “cause” means and is limited to dishonesty, fraud, commission of a felony or of a crime involving moral turpitude, destruction or theft of Company property, physical attack to a fellow employee, intoxication at work, use of controlled substances or alcohol to an extent that materially impairs Employee’s performance of his or her duties, willful malfeasance or gross negligence in the performance of Employee’s duties, violation of law in the course of employment that has a material adverse impact on Company or its employees, Employee’s failure or refusal to perform Employee’s duties, Employee’s failure or refusal to follow reasonable instructions or directions, misconduct materially injurious to Company, neglect of duty, poor job performance, or any material breach of Employee’s duties or obligations to Company that results in material harm to Company.

For purposes of this agreement, “neglect of duty” means and is limited to the following circumstances:  (i) Employee has, in one or more material respects, failed or refused to perform Employee’s job duties in a reasonable and appropriate manner (including failure to follow reasonable directives), (ii) the Board, or a duly appointed representative of the Board, has counseled Employee in writing about the neglect of duty and given Employee a reasonable opportunity to improve, and (iii) Employee’s neglect of duty either has continued at a material level after a reasonable opportunity to improve or has reoccurred at a material level within one year after Employee was last counseled.

For purposes of this agreement, “poor job performance” means and is limited to the following circumstances:  (i) Employee has, in one or more material respects, failed to perform Employee’s job duties in a reasonable and appropriate manner, (ii) the Board, or a duly appointed representative of the Board, has counseled Employee in writing about the performance problems and given Employee a reasonable opportunity to improve, and (iii) Employee’s performance problems either have continued at a material level after a reasonable opportunity to improve or the same or similar performance problems have reoccurred at a material level within one year after Employee was last counseled.